UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 2, 2009, VeriSign, Inc. (the “Company”) entered into an asset purchase agreement (the “Agreement”) with Transaction Network Services, Inc., a Delaware corporation (the “Purchaser”) for the sale of its Communications Services business for a purchase price of $230.0 million, subject to certain adjustments to reflect normal fluctuations in working capital. The Communications Services business provides managed solutions to fixed line, broadband, mobile operators and enterprise customers through integrated communications and commerce platforms. Closing of the transaction is expected to take place on or before April 30, 2009, and is subject to the Purchaser’s obtaining of financing and customary closing conditions, including Hart-Scott-Rodino antitrust review.

Pursuant to the Agreement, the Purchaser will acquire various assets associated with the Communications Services business, including (i) customer and vendor contracts, (ii) ownership of or the right to use intellectual property required for the conduct of the business, (iii) various trademark registrations and patents, (iv) office furniture, computers, servers and other equipment, (v) real property located in Lacey, Washington, (vi) the right to leases in locations throughout the United States, and (vii) certain current assets. The Purchaser will not acquire the right to use “VeriSign” or any other trademarks, trade names, logos or other service marks of VeriSign, Inc. or its retained subsidiaries. Agreements for the transfer of foreign assets of the Communications Services business may be entered into where advisable or required under the law of foreign jurisdictions. Retained employees of the Communications Services business will become employees of the Purchaser, and the Purchaser will assume certain accrued obligations with respect to transferred employees. Payments to Communications Services business employees covered by change-in-control agreements will be paid by the Purchaser, and reimbursed by the Company.

Both the Company and the Purchaser have agreed to indemnify the other party against certain losses; indemnification by the Company of the Purchaser for losses stemming from breaches of its representations, warranties, and pre-closing covenants in the Agreement is capped at $23.0 million, and is subject to a minimum deductible. The Company has agreed not to compete with the Purchaser in the Communications Services business for a period of 24 months from closing, and has agreed not to solicit former employees of the divested business (with certain limited exceptions) for a period of one year from closing. Simultaneously with closing of the sale, the Company expects to enter into a Transition Services Agreement with the Purchaser; the Company does not consider the Transition Services Agreement to be independently material.

The Agreement contains customary termination rights. These include, subject to certain conditions, termination by (i) mutual consent of the Company and the Purchaser; (ii) either the Company or the Purchaser if the transaction has not closed by April 30, 2009, subject to extension for antitrust approvals; (iii) the Company (a) if lack of governmental approval, statute or an injunction prevents the transaction from closing, (b) if the Purchaser fails to fulfill its obligations under the Agreement, or (c) at the Company’s option, in order to enter into a superior alternative transaction with a third party; or (iv) by the Purchaser (a) if lack of governmental approval, statute or an injunction prevents the transaction from closing, (b) if the Company fails to fulfill its obligations under the Agreement, or (c) if the Purchaser receives notice that the Company intends to enter into a superior alternative transaction.

If the transaction is terminated by either party under clause (ii) above, and at such time all conditions to closing have been satisfied except for the Purchaser’s obligation to obtain financing for the transaction, the Company may require the Purchaser to pay a termination fee of $2.3 million (such payment being the Company’s sole remedy for termination), or the Company may waive its right to the termination fee to pursue monetary damages for losses incurred as a result of any fraud or material breach of the Purchaser’s representations, warranties and covenants under the Agreement. If either the Company or the Purchaser terminates the transaction in response to the Company’s decision to accept a superior alternative transaction proposal from a third party, the Company will pay the Purchaser a termination fee of $2.3 million (such payment being the Purchaser’s sole remedy for termination).

A copy of the press release announcing the sale of the Company’s Communications Services business to the Purchaser is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release by VeriSign, Inc. dated March 2, 2009, announcing the sale by VeriSign of the Communications Services Group to Transaction Network Services, Inc. for $230 million cash.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: March 6, 2009	By:	/s/ Richard H. Goshorn
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary

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